                                                                   EXHIBIT 10.31

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                                   AGREEMENT

                        FOR PURCHASE AND SALE OF ASSETS

                                 BY AND BETWEEN

                             MOTOROLA, INC., SELLER

                                      AND

                        PINNACLE TOWERS INC., PURCHASER





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

                               TABLE OF CONTENTS

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ARTICLE I  THE TRANSACTION.........................................   1

     1.1.  Purchase and Sale of Purchased Assets...................   1
     1.2.  Purchased Assets........................................   1
     1.3.  Excluded Assets.........................................   2
     1.4.  Assumed Liabilities and Obligations.....................   3
     1.5.  Excluded Liabilities and Obligations....................   3
     1.6.  Assignment of Contracts.................................   3
     1.7.  Bulk Transfer...........................................   4

ARTICLE II  CONSIDERATION FOR TRANSFER.............................   4

     2.1.  Consideration...........................................   4
     2.2.  Payment of Consideration................................   4
     2.3.  Purchase Price Allocation...............................   4
     2.4.  Post-Closing Adjustment.................................   4
     2.5.  Costs...................................................   5
     2.6.  Deposit.................................................   6

ARTICLE III  THE CLOSING AND TRANSFER OF PURCHASED ASSETS..........   6

     3.1.  Closing.................................................   6
     3.2.  Deliveries by Purchaser.................................   6
     3.3.  Deliveries by Seller....................................   7
     3.4.  Deliveries by Purchaser and Seller......................   7
     3.5.  Mutual Assurances.......................................   7

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF SELLER...............   8

     4.1.  Authority...............................................   8
     4.2.  Validity................................................   8
     4.3.  Due Organization........................................   8
     4.4.  Financial Information...................................   9
     4.5.  Interim Change..........................................   9
     4.6.  Title to Purchased Assets...............................  10
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                                  (Continued)

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     4.7.  Owned and Ground Leased Real Estate.....................  10
     4.8.  Other Real Estate Leases and Management Contracts.......  11
     4.9.  Employee Plans..........................................  11
     4.10. Material Contracts......................................  11
     4.11. Intellectual Property and Proprietary Information.......  12
     4.12. Legal Proceedings.......................................  12
     4.13. Compliance with Law.....................................  12
     4.14. Permits.................................................  12
     4.15. Taxes...................................................  12
     4.16. Employees...............................................  13
     4.17. Environmental Matters...................................  13
     4.18. Brokers' Fees...........................................  14
     4.19. Disclaimer..............................................  14

ARTICLE V  REPRESENTATIONS AND WARRANTIES OF PURCHASER.............  14

     5.1.  Authority...............................................  15
     5.2.  Validity................................................  15
     5.3.  Due Organization........................................  15
     5.4.  Brokers' Fees...........................................  15
     5.5.  Financing...............................................  15

ARTICLE VI  COVENANTS OF SELLER....................................  15

     6.1.  Interim Conduct of Business.............................  15
     6.2.  Access..................................................  16
     6.3.  Records and Documents...................................  16
     6.4.  Consummation............................................  16
     6.5.  Hart-Scott-Rodino Consent...............................  16
     6.6.  Real Estate.............................................  17
     6.7.  Confidentiality.........................................  19
     6.8.  Contracts...............................................  20
     6.9.  Audits..................................................  20
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                                  (Continued)

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     6.10. Financial Information...................................  20

ARTICLE VII  COVENANTS OF PURCHASER................................  21

     7.1.  Consummation............................................  21
     7.2.  HSR Consent.............................................  21
     7.3.  Confidentiality.........................................  21
     7.4.  Records and Documents...................................  21
     7.5.  Insurance...............................................  21
     7.6.  Termination of Contracts................................  22
     7.7.  Notification of Breach..................................  22
     7.8.  Non-Solicitation........................................  22
     7.9.  Transfer of Environmental Permits.......................  22

ARTICLE VIII  EMPLOYEES AND EMPLOYEE BENEFIT MATTERS...............  22

     8.1.  Continued Association with Business.....................  22
     8.2.  Employee Benefit Plans..................................  23
     8.3.  WARN Act Compliance.....................................  24

ARTICLE IX  CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER.......  24

     9.1.  Accuracy of Warranties and Performance of Covenants.....  24
     9.2.  No Pending Action.......................................  25
     9.3.  Condition of Purchased Assets...........................  25
     9.4.  Hart-Scott-Rodino.......................................  25
     9.5.  Other Items.............................................  25
     9.6.  Cure Period.............................................  25

ARTICLE X  CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER...........  26

     10.1.  Accuracy of Warranties and Performance of Covenants....  26
     10.2.  No Pending Action......................................  26
     10.3.  Hart-Scott-Rodino......................................  26
     10.4.  Other Items............................................  26
     10.5.  Cure Period............................................  26
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                                  (Continued)

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ARTICLE XI  SURVIVAL AND INDEMNIFICATION...........................  26

     11.1.  Survival...............................................  26
     11.2.  Indemnification........................................  27
     11.3.  General Provisions Relating to Indemnification.........  27

ARTICLE XII  TERMINATION...........................................  29

     12.1.  Termination or Abandonment.............................  29
     12.2.  Effect of Termination..................................  29

ARTICLE XIII  SOFTWARE TRANSFER AND LICENSE........................  29

     13.1.  Motorola Owned Software to be Transferred..............  29
     13.2.  Motorola Owned Software to be Licensed.................  30
     13.3.  Other Software to be Licensed..........................  30
     13.4.  Non-Transferable Software..............................  30
     13.5.  Motorola Site Express Web Page.........................  31

ARTICLE XIV  DEFINITIONS...........................................  31

ARTICLE XV  GENERAL PROVISIONS.....................................  35

     15.1.   Amendments and Waiver.................................  35
     15.2.   Notices...............................................  35
     15.3.   Expenses..............................................  36
     15.4.   Tax Matters...........................................  36
     15.5.   Counterparts..........................................  37
     15.6.   Successors and Assigns; Beneficiaries.................  37
     15.7.   Entire Agreement......................................  38
     15.8.   Announcements.........................................  38
     15.9.   Partial Invalidity....................................  38
     15.10.  Governing Law; Jurisdiction...........................  38
     15.11.  Disputes..............................................  38
     15.12.  Further Assurances....................................  39
     15.13.  Other Rules of Construction...........................  39
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                                  (Continued)

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     15.14.  Authorship............................................  39
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                                      -v-
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SCHEDULES

    1.0     Sites
    1.2(b)  Purchased Assets
    1.2(i)  Purchased Software
    1.3     Excluded Assets
    2.4     Working Capital Calculation
    4.0     Knowledge Persons
    4.4     Financial Information
    4.4(d)  Site Contracts to be Reviewed
    4.5     Interim Change
    4.7(a)  Owned Real Estate
    4.7(b)  Ground Leased Real Estate
    4.8     Real Estate Leases and Management Contracts
    4.9     Employee Plans
    4.10    Material Contracts
    4.11    Intellectual Property
    4.12    Legal Proceedings
    4.13    Compliance with Laws
    4.16    Employees
    4.17    Environmental Matters
    6.1     Interim Conduct of Business
    7.5     Purchaser's Insurance
    13.2    Licensable Motorola Software
    13.3    Third Party Transferable Software

ATTACHMENTS

     I.        Form of Trademark Assignment
     II.       Form of General Assignment, Bill of Sale and Assumption of
                Liabilities
     III.      Form of Transition Services Agreement
     IV.       [Intentionally Left Blank]
     V.        [Intentionally Left Blank]
     VI.       Form of Standard Surveyor Certificate
     VII.      Form of Escrow Agreement
     VIII.     Standby Letter of Credit

                                   AGREEMENT
                                      FOR
                          PURCHASE AND SALE OF ASSETS
                          ---------------------------

     THIS AGREEMENT is made and entered into this 29/th/ day of June, 1999, by and between PINNACLE TOWERS INC., a Delaware corporation ("Purchaser") and MOTOROLA, INC., a Delaware corporation ("Seller").

     WHEREAS, Seller is engaged through its North American Antenna Site business in the business of owning, leasing, operating and managing the antenna sites listed on Schedule 1.0 and the Purchased Assets (as defined below), which serve
          ------------
wireless network operators and private users of wireless networks (the "Business");

     WHEREAS, Purchaser desires to purchase from Seller and Seller desires to sell to Purchaser, subject to the assumption of the associated liabilities and obligations, certain of the assets, properties and rights used in the Business;

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements herein contained, the parties agree as follows:

                                   ARTICLE I

                                THE TRANSACTION

     1.1.   Purchase and Sale of Purchased Assets. At the Closing (as defined
            -------------------------------------
below), Seller shall sell, transfer, assign and deliver to Purchaser, and Purchaser shall purchase, accept and receive, all of Seller's right, title and interest in and to the Purchased Assets as they exist at the Closing.

     1.2.   Purchased Assets. The "Purchased Assets" are all of Seller's right,
            ----------------
title and interest in and to the following :

            (a) all accounts and notes receivable of the Business;

            (b) the assets listed on Schedule 1.2(b);
                                     ---------------

            (c) all deposits and prepaid assets of the Business;

            (d) the performance and other bonds, security and other deposits, and advances maintained solely for use in the conduct of the Business;

            (e) all Intellectual Property (as defined below);

            (f) the customer files and all lists of customers, suppliers and vendors of the Business;

            (g) all rights and claims under lease, management or sale contracts, customer orders, service agreements and other similar commitments of the Business;

            (h) rights in, to and under agreements directly and solely relating to the Business, including the Material Contracts (as defined below), the Management Agreements (as defined below), the Tenant Leases (as defined below), the Ground Leases (as defined below) and the Other Real Estate Leases (as defined below);

            (i) the software listed on Schedule 1.2(i);
                                       ---------------

            (j) documents and records directly and solely relating to the Purchased Assets, including accounts receivable and accounts payable ledgers, records and files;

            (k) master customer and vendor lists directly and solely relating to the operation of the Business and the Purchased Assets;

            (l) to the extent assignable and transferable to Purchaser, permits and licenses (and pending applications for any thereof) related to the operation of the Business or the Purchased Assets; and

            (m) the telephone number 1-888-888-7750;

provided, however, that the definition of Purchased Assets shall not include any items defined as Excluded Assets in Section 1.3 below.

     1.3.   Excluded Assets. Seller will retain and not transfer, and Purchaser
            ---------------
will not acquire any assets of Seller, other than the Purchased Assets, (collectively, the "Excluded Assets"), including the following assets which shall not be sold or transferred to Purchaser:

            (a) all cash and cash equivalents, including cash on hand or in bank accounts;

            (b) the "Motorola" name, including any derivations thereof;

            (c) corporate accounting journals and corporate books of account which comprise Seller's permanent accounting or tax records;

            (d) corporate minute books, stock records and corporate seals of Seller;

            (e) refunds pertaining to any Tax obligations of Seller;

            (f) software and information systems, including the software listed on Schedule 1.3, but excluding the software listed on Schedule 1.2(i);
        ------------                                       ---------------

            (g) any cash management or other treasury services, legal, patent, tax, insurance administration, corporate accounting, audit, human resources or other services provided to the Business by Seller;

            (h) certain assets listed on Schedule 1.3; and
                                         ------------

            (i) items sold, transferred, disposed of or consumed in the ordinary course prior to the Closing;

provided, however, that the definition of Excluded Assets shall not include any items defined as Purchased Assets in Section 1.2.

     1.4.   Assumed Liabilities and Obligations. At the Closing, Purchaser shall
            -----------------------------------
assume and agrees to discharge promptly as they become due any and all liabilities and obligations and agreements related to or arising from the operation of Business or the ownership of the Purchased Assets, including all contracts and obligations which constitute Purchased Assets or to which the Purchased Assets are subject or by which they are bound (the "Assumed Liabilities"); provided, however, that notwithstanding the foregoing, none of the Excluded Liabilities (as defined below) shall be included as Assumed Liabilities. Purchaser shall forever defend, indemnify and hold harmless Seller from and against any and all liabilities, obligations, claims, damages, costs and expenses (including court costs and reasonable attorneys' fees) related to or arising from Purchaser's failure to fully perform and discharge the responsibilities of Seller with respect to the Assumed Liabilities. Purchaser further agrees to pay and discharge all such liabilities and obligations as they become due.

     1.5.   Excluded Liabilities and Obligations. Purchaser shall not assume any
            ------------------------------------
liabilities or obligations of Seller or the Business for Federal, state or local taxes on income for all periods prior to the Closing and any obligation or liability to pay benefits under Seller Benefit Plans to the Transferred Employees or any other employees of Seller (the "Excluded Liabilities"). Seller shall forever defend, indemnify and hold harmless Purchaser from and against any and all liabilities, obligations, claims, damages, costs and expenses (including court costs and reasonable attorneys' fees) related to or arising from Seller's failure to fully perform and discharge the Excluded Liabilities. Seller further agrees to pay and discharge all such liabilities and obligations as they become due.

     1.6.   Assignment of Contracts. Anything contained in this Agreement to the
            -----------------------
contrary notwithstanding, this Agreement shall not constitute an agreement to assign the right, title or interest of Seller in, to or under any contract or any claim or right of any benefit arising thereunder or resulting therefrom if any attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way adversely affect the rights of Purchaser or Seller thereunder or if by its nature such contract cannot be assigned. Seller shall use its reasonable commercial efforts to obtain, and Purchaser agrees to cooperate with Seller in its efforts to obtain, the consent of each such third party to the assignment or transfer thereof to Purchaser in all cases in which such consent is required for assignment or transfer. If such consent is not obtained, Seller and Purchaser shall cooperate in any reasonable arrangements on mutually acceptable terms designed to provide Purchaser the obligations and benefits thereunder such as, by example, entering into a subcontract, management agreement or other similar relationship, which arrangements shall include self-operative provisions for transfer of the affected agreements to Purchaser after Closing upon receipt of the applicable consents. Notwithstanding the foregoing, the obligations of Seller under this Section shall not include any obligation to make any payment or incur any economic burden.

     1.7.   Bulk Transfer. Purchaser hereby waives compliance by Seller with all
            -------------
applicable bulk transfer, bulk sales and similar laws and requirements of all jurisdictions in connection with the transactions contemplated hereby.

                                  ARTICLE II

                          CONSIDERATION FOR TRANSFER

     2.1.   Consideration.
            -------------

               (a) The aggregate consideration for the Purchased Assets shall be:

                    (i) Two Hundred Fifty-Five Million Dollars ($255,000,000), subject to adjustment pursuant to Section 2.4 (the "Purchase Price"); and

                    (ii) assumption by Purchaser of the Assumed Liabilities.

               (b) All payments hereunder shall be made in U.S. dollars by wire transfer or other immediately-available funds, and all currency amounts referred to throughout this Agreement are to U.S. dollars.

     2.2.   Payment of Consideration. At Closing, Purchaser shall pay the
            ------------------------
Purchase Price less, if applicable, the Deposit (together with all interest thereon) to an account designated by Seller by wire-transfer of immediately available funds.

     2.3.   Purchase Price Allocation. The consideration for the Purchased
            -------------------------
Assets shall be allocated by Purchaser and Seller as mutually agreed upon by the parties prior to Closing. Such allocation shall be used for all purposes, including preparation and filing of Internal Revenue Service Form 8594. Seller and Purchaser shall cooperate in filing this Form 8594.

     2.4.   Post-Closing Adjustment.
            -----------------------

     (a) Within thirty (30) days following the Closing, Seller shall prepare and deliver to Purchaser a balance sheet of the Business as of the Closing Date in substantially the form set forth in Schedule 2.4, setting forth the Working
                                       ------------
Capital Value (as defined below) as of the Closing Date (the "Working Capital Value Calculation") from which the post-closing adjustment as set forth in this
Section 2.4 will be made. "Working Capital Value" shall mean the sum of current assets (but excluding cash) less the sum of current liabilities (but excluding any liabilities for Taxes or any other items provided for in Sections 2.5, 15.3 and 15.4) of the Business as of the Closing Date, computed in accordance with the principles contained in Schedule 2.4. Purchaser, at its own expense, shall
                            ------------
render all reasonable assistance in connection with the preparation of the Working Capital Value Calculation, including providing access to books and records as well as the assistance of Purchaser's employees who were previously employed by Seller.

     (b) Within forty-five (45) days after delivery of the Working Capital Value Calculation to Purchaser, Purchaser may assert that the Working Capital Value Calculation delivered by Seller is not in conformance with the provisions of this Section and specify the amount of the inaccuracy (the "Disputed Amount") in a written notice delivered to Seller. If Purchaser fails to deliver such written assertion to Seller within such forty-five (45) days after delivery of the Working Capital Value Calculation to Purchaser, Purchaser shall be conclusively presumed to agree to the calculation of the Working Capital Value delivered by Seller.

     (c) If Purchaser delivers such written assertion to Seller within the forty-five (45) day period, Purchaser and Seller shall negotiate in good faith with respect to the Disputed Amount and if they are unable to reach agreement within ten (10) days after delivery of Purchaser's assertion, the dispute shall be settled by submitting such dispute to Arthur Andersen LLP (the "Accountants") for final determination in accordance with procedures established by the Accountants. The decision of the Accountants as to the Working Capital Value Calculation as of the Closing Date shall be final and binding on the parties. Purchaser and Seller shall each pay one-half of the costs of the Accountants.

     (d) In the event the Working Capital Value as of the Closing Date as finally determined in accordance with this Section 2.4 is:

               (i) an amount greater (i.e., a Working Capital Value deficit of less than Three Thousand Dollars ($3,000) or a positive Working Capital Value) than the Three Thousand Dollars ($3,000) deficit, the Working Capital Value as of April 3, 1999, Purchaser shall pay Seller the amount of the difference in cash within forty-six (46) days of the delivery of the Working Capital Value Calculation to Purchaser or within two (2) days of the date of the final determination of the Working Capital Value pursuant to Section 2.4(c), whichever is later, with such payment accompanied by interest at seven percent (7%) per annum from the Closing Date; or

               (ii) an amount smaller (i.e., a Working Capital Value deficit of more than Three Thousand Dollars ($3,000)) than the Three Thousand Dollars ($3,000) deficit, the Working Capital Value as of April 3, 1999, Seller shall pay Purchaser the amount of the difference in cash within forty-six
     (46) days of the delivery of the Working Capital Value Calculation to Purchaser or within two (2) days of the date of the final determination of the Working Capital Value pursuant to Section 2.4(c), whichever is later, with such payment accompanied by interest at seven percent (7%) per annum from the Closing Date.

     2.5.   Costs. The parties shall share equally the costs of the following:
            -----
(a) except as set forth in Section 6.6(a), premiums for Title Policies (as defined below) (other than costs for endorsements), (b) except as set forth in
Section 6.6(a), Surveys (as defined below), (c) all Taxes arising in connection with any deed or other conveyance document relating to the Purchased

Assets, (d) all recording costs arising in connection with the transactions contemplated hereby and (e) any resale exemption certificates procured pursuant to Section 3.2(c).

     2.6.   Deposit.
            -------

     (a) As of the date hereof, Purchaser has caused to be paid a Twenty-Five Million Dollar ($25,000,000) cash deposit (the "Deposit") to a segregated, interest bearing account established by Seller at one of the commercial banks used by Seller. The Deposit, plus any interest accrued thereon, will be applied to the cash portion of the consideration to be delivered at Closing. In the event that (a) all of the conditions precedent to the obligations of Purchaser set forth in Article IX of this Agreement have been fulfilled, and (b)(i) Purchaser terminates this Agreement (other than pursuant to Article XII or Section 9.1(ii)), (ii) Purchaser fails to consummate the transactions contemplated by this Agreement and any applicable cure period under Section 10.5 shall have expired and Seller is ready, willing and able to consummate the transactions contemplated hereby, or (iii) Seller terminates this Agreement pursuant to 12.1(d) (provided, however, that the conditions set forth in Section
10.2 and Section 10.3 are satisfied), Seller shall be entitled to retain the Deposit and all interest accrued thereon. If this Agreement is terminated pursuant to Section 12.1 (except pursuant to Section 12.1(d) as provided in the immediately preceding sentence), or Section 9.1(ii), Seller will return the Deposit plus all interest accrued thereon to Purchaser within ten (10) business days of termination of this Agreement.

     (b) In lieu of making the Deposit in cash as provided in clause (a) above, Purchaser may satisfy the requirements with respect to the Deposit by causing the issuance of a standby letter of credit by NationsBank N.A. (the "Letter of Credit") (or, if applicable, Bank of America, N.A.) for the benefit of Seller in the form attached hereto as Attachment VIII; provided, if the transfer of assets contemplated by this Agreement shall not have occurred by October 27, 1999, Purchaser, if requested by Seller, shall arrange for the issuance of a substitute letter of credit or an extension of the Letter of Credit to a "Stated Expiry Date" reasonably acceptable to Seller.

                                  ARTICLE III

                 THE CLOSING AND TRANSFER OF PURCHASED ASSETS

     3.1.   Closing. The transfer of assets contemplated by this Agreement (the
            -------
"Closing") shall occur at the offices of McDermott, Will & Emery, 227 West Monroe Street, Chicago, Illinois 60606-5096 at 10:00 A.M. on the later to occur of September 30, 1999 or the date which is three (3) business days following satisfaction of all of the conditions set forth in Articles IX and X or at such other time or place as may be mutually agreed upon by the parties (the "Closing Date"). Upon consummation, the Closing shall be deemed to take place as of the close of business on the Closing Date.

     3.2.   Deliveries by Purchaser. At the Closing, Purchaser shall deliver the
            -----------------------
following:

               (a) an amount equal to the Purchase Price less, if applicable, the Deposit (together with all interest thereon) payable by wire transfer of immediately available funds to the account designated by Seller;

               (b) the officer's certificate to be delivered pursuant to Section 10.1;

               (c) any resale exemption certificates or other similar items as may be reasonably requested by Seller and which are available under applicable law as reasonably determined by the parties; and

               (d) such other instruments or documents as may be reasonably necessary or appropriate to carry out the transactions contemplated hereby or as specifically required to fulfill Purchaser's covenants hereunder.

     3.3.   Deliveries by Seller. At the Closing, Seller shall deliver the
            --------------------
following:

               (a) special warranty deeds for each parcel of Owned Real Estate;

               (b) Trademark Assignment in substantially the form attached hereto as Attachment I;

               (c) "marked-up" Title Policies (as defined below) and Surveys (as defined below) to be provided pursuant to Section 6.6;

               (d) the officer's certificate to be delivered pursuant to Section 9.1; and

               (e) such other instruments or documents as may be reasonably necessary or appropriate to carry out the transactions contemplated by this Agreement or as specifically required to fulfill Seller's covenants hereunder.

     3.4.   Deliveries by Purchaser and Seller. At the Closing, Purchaser and
            ----------------------------------
Seller shall deliver the following:

               (a) General Assignment, Bill of Sale and Assumption of Liabilities in substantially the form attached hereto as Attachment II;

               (b) an assignment in recordable form for each parcel of Ground Leased Real Estate (as defined below);

               (c) Transition Services Agreement in substantially the form attached hereto as Attachment III, providing for, if necessary, the provision of certain billing services and other limited accounting services for an interim period at an appropriate cost; and

               (d) License Agreement in the form to be agreed upon by Seller and Purchaser, providing for the license of certain software listed on Schedule
                                                                        --------
     1.3.
     ---

     3.5.   Mutual Assurances. At the Closing, the parties shall execute,
            -----------------
acknowledge and deliver such other instruments or documents as may be reasonably necessary or appropriate to carry out the transactions contemplated by this Agreement.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller hereby represents and warrants to Purchaser, as of the date hereof, and as of the Closing Date, as set forth below. For purposes of this Agreement, a "Material Adverse Effect" shall mean any effect which is materially adverse to the Purchased Assets when taken as a whole. For purposes of this Agreement, the phrase "to the knowledge of Seller," or other language of similar effect, shall mean to the actual knowledge at the time of execution of this Agreement of the persons listed on Schedule 4.0. No further due diligence or investigation shall
                  ------------
be attributed to or required of such persons. The exceptions, modifications, descriptions and disclosures in any Schedule attached hereto are made for all purposes of this Agreement and are exceptions to all representations and warranties set forth in this Agreement or in any agreement or instrument delivered pursuant to or in connection with this Agreement. Disclosure of an item in response to one Section of this Agreement shall constitute disclosure in response to every Section of this Agreement notwithstanding the fact that no express cross-reference is made. Disclosure of any items not otherwise required to be disclosed shall not create any inference of materiality.


     4.1.   Authority.  Seller has the full right, power and authority, without
            ---------
the consent of any other person, to execute and deliver this Agreement and the agreements contemplated hereby to which it is a party and to consummate the transactions contemplated on its part hereby and thereby. All corporate acts required to be taken by Seller to authorize the execution and delivery of this Agreement and all agreements and transactions contemplated hereby have been duly and properly taken.

     4.2.   Validity.  This Agreement has been, and the agreements and other
            --------
documents to be delivered by Seller at Closing will be, duly executed and delivered and constitute the valid and legally binding obligations of Seller enforceable in accordance with their respective terms. The execution and delivery by Seller of this Agreement and the agreements contemplated hereby to which it is a party and the consummation of the transactions contemplated hereby and thereby will not (immediately, with notice, the passage of time or both) result in the creation of any lien, charge or encumbrance or the acceleration of any indebtedness or other obligation of Seller and are not prohibited by, do not violate or conflict with any provision of, and do not and will not (immediately, with notice, the passage of time or both) constitute a default under or a breach of (i) the charter or by-laws of Seller, (ii) any note, bond, indenture, contract, agreement, permit, license or other instrument to which Seller is a party or by which Seller is bound, (iii) any order, writ, injunction, decree or judgment of any court or governmental agency, or (iv) any law, rule or regulation applicable to Seller, except in each of the foregoing cases for such creations, accelerations, terminations, violations, conflicts, breaches, defaults, charges or encumbrances which in the aggregate will not have an adverse effect on Seller's ability to consummate the transactions contemplated hereby.

     4.3.   Due Organization.  Seller is a corporation in good standing and
            ----------------
validly existing under the laws of Delaware.

     4.4.   Financial Information.
            ---------------------

     (a) The audited financial statements of the Business as of December 31, 1998 and December 31, 1997, and for each of the years in the three-year period ended December 31, 1998 (the "Audited Financial Statements") attached hereto as

Schedule 4.4 are (i) accurate and complete in all material respects, (ii) in
------------
accordance with the books of account and records of Seller in all material respects, and (iii) prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby ("GAAP").

     (b) The interim financial statements of the Business for the three (3) months ended April 3, 1999 (the "Interim Financial Statements") attached hereto as Schedule 4.4 were prepared from Seller's books of account and records,
   ------------
consistent with the same accounting principles used in the preparation of the Audited Financial Statements, except that the Interim Financial Statements have not been audited, are subject to adjustments and contain no notes which are typically included as part of financial statements prepared in accordance with GAAP. Subject to the immediately preceding sentence, the Interim Financial Statements are accurate and complete in all material respects.

     (c) The Audited Financial Statements and the Interim Financial Statements accurately reflect, in all material respects, the rental fees, management fees and operating expenses paid, accrued, received or owed by or to the Business for the periods covered thereby.

     (d)   With respect to the contracts of the Business listed on Schedule
                                                                   --------
4.4(d), there are no liabilities or obligations which are materially different
------
than the types of liabilities and obligations contained in or related to the Material Contracts, the Ground Leases, the Other Real Estate Leases, the Management Agreements and the Tenant Leases, which could reasonably be expected to have, in the aggregate, a Material Adverse Effect.

     (e)   One or more of the persons listed on Schedule 4.0, has signed the
                                                ------------
management representation letter to KPMG LLP with respect to the Audited Financial Statements.

     4.5.   Interim Change.  Except as set forth in Schedule 4.5, since March
            --------------                          ------------
31, 1999, the Business has been operated in the ordinary course, consistent with past operations and without limiting the foregoing, there has not been:

             (a) any material damage to, destruction of or claim against any Purchased Assets, or any disposition of any material Purchased Assets, other than sales in the ordinary course of business on terms consistent with past practice in an aggregate amount that do not exceed $1,000,000;

             (b) the entering into of any agreement which constitutes an Assumed Liability, other than in the ordinary course of business or as set forth on Schedule 6.1; or
              ------------

             (c) any new or revised arrangement relating to the compensation or benefits of an employee of the Business, other than normal salary adjustments or otherwise in the ordinary course of business.

     4.6.   Title to Purchased Assets.  Seller has good and marketable  title
            -------------------------
to the personal property included in the Purchased Assets it purports to own (except such property as has been disposed of in the ordinary course of business in accordance with Section 4.5 or Section 6.1). At the Closing, Purchaser will receive the Purchased Assets free and clear of any liens, claims or encumbrances except for (a) liens, claims or encumbrances which will be discharged upon payment by Purchaser of the associated Assumed Liabilities, (b) liens, claims and encumbrances which do not detract from the value or interfere with the present use of the Purchased Assets in such manner as could reasonably be expected to have, in the aggregate, a Material Adverse Effect, (c) materialmen's, mechanics', carriers', workmen's, repairmen's and other like liens arising in the ordinary course of business, or (d) liens for current Taxes not yet due or payable or any Taxes being contested in good faith by Seller . The Purchased Assets are in good operating condition and repair (reasonable wear and tear excepted).

     4.7.   Owned and Ground Leased Real Estate.
            -----------------------------------

     (a)   Schedule 4.7(a) sets forth an accurate and complete list of each
           ---------------
parcel of real property owned by Seller, used in the Business and included in the Purchased Assets (the "Owned Real Estate"), including a street address or other description. Schedule 4.7(b) sets forth an accurate and complete list of
                    ---------------
each parcel of real property in which Seller has a ground leasehold interest, used in the Business and included in the Purchased Assets (the "Ground Leased Real Estate"), including a street address or other description. Seller owns fee simple title to the Owned Real Estate, and has a valid leasehold interest in the Ground Leased Real Estate, in each case free and clear of all tenancies and other possessory interests, security interests, conditional sale or other title retention agreements, liens, encumbrances, mortgages, pledges, assessments, easements, rights of way, covenants, restrictions, reservations, options, rights of first refusal, defects in title, encroachments and other burdens, except in such instances as could not reasonably be expected to result, in the aggregate, in a Material Adverse Effect.

     (b) To Seller's knowledge, the Owned Real Estate and the Ground Leased Real Estate, together with all buildings, structures and improvements thereon, are in compliance in all material respects with all applicable zoning, building, health, fire, water, use or similar statutes, codes, ordinances, laws, rules or regulations, except for such instances as could not reasonably be expected to result, in the aggregate, in a Material Adverse Effect. To Seller's knowledge, the zoning of each parcel of Owned Real Estate and the Ground Leased Real Estate permits the existing improvements, except for such instances as could not reasonably be expected to result, in the aggregate, in a Material Adverse Effect. Except as set forth on Schedules 4.7(a) or (b), Seller has all material
                                ----------------    ---
licenses, certificates of occupancy, permits and authorizations required to operate the Business and utilize the Owned Real Estate and the Ground Leased Real Estate, except for such instances as could not reasonably be expected to result, in the aggregate, in a Material Adverse Effect. Seller has all easements and rights necessary to conduct the Business, including easements for all utilities, services, roadway, railway and other means of ingress and egress, and any guy wires, except for such instances as could not reasonably be expected to result, in the aggregate, in a Material Adverse Effect.

     (c) To Seller's knowledge, all utilities necessary for the operation of the Purchased Assets are installed and operating, except for such instances as could not reasonably be expected to result, in the aggregate, in a Material Adverse Effect.

     4.8.   Other Real Estate Leases and Management Contracts.  Schedule 4.8
            -------------------------------------------------   ------------
sets forth a list of all real property leased, subleased, licensed and/or occupied by Seller, used in the Business and included in the Purchased Assets other than pursuant to Ground Leases (the "Other Leased Real Estate"), as well as each management contract of the Business (the "Management Agreements") with an annual revenue in excess of $100,000, pursuant to which Seller leases real property or antenna site space on behalf of third parties. Schedule 4.8
                                                            ------------
identifies the associated sites and the street address or other description with respect to each parcel of Other Leased Real Estate (the "Other Real Estate Leases") and identifies each Management Agreement with annual revenue in excess of $100,000.

     4.9.   Employee Plans.  Schedule 4.9 lists all of the employee benefit
            --------------   ------------
plans which are sponsored, maintained or contributed to by Seller for the benefit of the employees of the Business currently performing services (collectively, the "Seller Benefit Plans").

     4.10.  Material Contracts.  Schedule 4.10 sets forth an accurate list of
            ------------------   -------------
all written contracts and agreements solely related to the Business or the Purchased Assets meeting any of the descriptions set forth below (the "Material Contracts"):

             (a) all Other Real Estate Leases and Ground Leases requiring annual payments in excess of $100,000;

             (b) all Management Agreements and lease agreements (the "Tenant Leases") with an annual revenue in excess of $100,000;

             (c) all management and service contracts and purchase orders and other contracts for the purchase of materials or services requiring annual payments in excess of $100,000;

             (d) all machinery leases, equipment leases and other personal property leases requiring annual payments in excess of $100,000; and

             (e) all other contracts, commitments, agreements, arrangements and understandings which provide for annual payment to or from Seller having an aggregate value of $100,000 or more.

Except as set forth on Schedule 4.10, each Material Contract is valid and
                       -------------
binding and is in full force and effect as to Seller, assuming the other party thereto is bound which, to Seller's knowledge, is the case for each Material Contract. To the knowledge of Seller, no event has occurred which is or, after the giving of notice or passage of time, or both, would constitute a material default under or a material breach of any Material Contract by Seller or, to the knowledge of Seller, by any other party thereto which could reasonably be expected to result in a Material Adverse Effect. To Seller's knowledge, no defenses, off-sets, or counterclaims have been asserted by any party thereto, which could reasonably be expected to result, in the aggregate, in a Material Adverse Effect. To Seller's knowledge, (i) Seller has not waived any material rights under any Material Contracts and (ii) there are no disputes with respect to any Material Contract, which could reasonably be expected to result, in the aggregate, in a Material Adverse Effect. Except as set forth on Schedule 4.10,
                                                                 -------------
to Seller's knowledge, Seller has not received notice of any plan or intention of any other party to any Material Contract to exercise any right to cancel or terminate any Material Contract, except for such cancellations or terminations which could not reasonably be expected to result, in the aggregate, in a Material Adverse Effect.


     4.11. Intellectual Property and Proprietary Information. With respect to
           -------------------------------------------------
all patents, trademarks, copyrights, registrations and intellectual property licenses of the Business listed on Schedule 4.11 (the "Intellectual Property"),
                                   -------------
(a) Seller is the owner or has the right to use the Intellectual Property, (b) to Seller's knowledge, no action, suit or proceeding is pending or threatened against Seller, (c) to the knowledge of Seller, none of the Intellectual Property infringes upon the rights of others or is subject to any outstanding order, decree or judgment, and (d) except as set forth on Schedule 4.11, there
                                                          -------------
are no royalty, commission or similar arrangements, and no licenses, sublicenses or agreements, pertaining to any of the Intellectual Property.

     4.12.  Legal Proceedings.  Except as set forth in Schedule 4.12, (a)
            -----------------                          --------------
neither Seller nor the Business is engaged in or a party to or, to the knowledge of Seller, threatened with any action, suit or other legal proceeding involving the Purchased Assets, (b) Seller has no knowledge of any investigation threatened by any governmental or regulatory authority with respect to the Purchased Assets, and (c) the Purchased Assets are not subject to any judgment, order, writ, injunction, stipulation or decree of any court or any governmental agency.

     4.13.  Compliance with Law.  Except as set forth on Schedule 4.13, to the
            -------------------                          -------------
knowledge of Seller, the operation of the Business and the Purchased Assets complies as of the date hereof in all material respects with all applicable statutes, codes, laws, ordinances, rules and regulations (including all Federal Aviation Administration and Federal Communications Commission rules and regulations), except where non-compliance could not reasonably be expected to result, in the aggregate, in a Material Adverse Effect.

     4.14.  Permits.  To the knowledge of Seller, Seller currently has all the
            -------
permits from all Federal, state, local and foreign authorities as are necessary for the conduct of the Business as currently conducted as of the date hereof, except where the failure to have any permit could not reasonably be expected to result in a Material Adverse Effect.

     4.15.  Taxes.  Seller has filed, or will file when due, all reports and
            -----
returns ("Tax Returns") of all Federal, state, local and provincial and other foreign net or gross income, gross receipts, sales, use, ad valorem, value added, franchise, withholding, payroll, employment, excise, property, transfer or other taxes and assessments, together with any penalties, additions to or additional amounts with respect thereto and any interest (collectively referred to as "Taxes" and individually as a "Tax") required to be filed relating to the Business or the Purchased Assets for the periods up to the Closing, except where failure to file could not reasonably be expected to result, in the aggregate, in a Material Adverse Effect. With respect to the Business and the Purchased Assets, (a) Seller has paid all material amounts of Taxes when due, except to the extent Seller is disputing such Taxes with the applicable Tax authority in the manner permitted by the local Tax authority (including posting any required deposits),
(b) to Seller's knowledge, there is no Tax deficiency or delinquency in any material amount asserted or threatened against Seller, except to the extent Seller is disputing such Taxes with the applicable Tax authority and (c) there is no unpaid Tax in any material amount that could be asserted by a Tax authority for which Purchaser may become liable or the liability for which might encumber the Purchased Assets after the Closing as a result of the transactions contemplated by this Agreement.

     4.16.  Employees.
            ---------

     (a) The Business has paid or properly accrued for all wages, salaries, commissions, bonuses and other cash compensation (other than accrued vacation, holiday and sick pay) to which employees and former employees of the Business are entitled to as of the Closing. Schedule 4.16 contains a list of the
                                   -------------
employees of the Business as of the date of this Agreement.

     (b)   Except as set forth on Schedule 4.16, with respect to the employees
                                  -------------
of the Business (i) to the knowledge of Seller, Seller has complied in all material respects with all applicable laws regarding labor, employment and employment practices, terms and conditions of employment, occupational safety and health and wages and hours, except in such instances as could not reasonably be expected to result, in the aggregate, in a Material Adverse Effect, (ii) Seller is not a party to or bound by, any collective bargaining agreement or other written contract concerning employment, and (iii) to Seller's knowledge, there is no labor strike or labor dispute, slowdown or stoppage actually pending or threatened against or affecting the Business and to Seller's knowledge, the Business has not experienced any labor strikes or material labor disputes, slowdowns or organized stoppages in the last three (3) years.

     4.17.  Environmental Matters.
            ---------------------

     (a)   Except as set forth on Schedule 4.17 or disclosed in the
                                  -------------
Environmental Reports (as defined below), to Seller's knowledge, the operation and use of the Owned Real Estate or the Ground Leased Real Estate, are each in material compliance with all applicable Environmental Laws (as defined below), except in such instances as could not reasonably be expected to result, in the aggregate, in a Material Adverse Effect.

     (b)   Except as set forth on Schedule 4.17, disclosed in the Environmental
                                  -------------
Reports, as permitted in accordance with any applicable Environmental Laws, or in such instances as could not reasonably be expected to result, in the aggregate, in a Material Adverse Effect, to the knowledge of Seller, there are no Hazardous Materials present in the surface water, groundwater or soil (either surface or subsurface) at the Owned Real Estate or the Ground Leased Real Estate relating to the operation of the Business.

     (c) Seller has made available to Purchaser copies and results of all material reports, studies, analysis, tests or monitoring possessed or initiated by Seller pertaining to Hazardous

Materials in, on or under the Owned Real Estate or the Ground Leased Real Estate or concerning compliance with Environmental Laws (collectively, the "Environmental Reports"). The representations and warranties contained in this
Section 4.17 are deemed to be made subject to and modified by the disclosures set forth in Schedule 4.17 and the foregoing data and information, and this
             -------------
Section shall not be deemed to be breached with respect to any matter disclosed in Schedule 4.17 and such data and information.
   -------------

"Environmental Laws" means all present Federal, state, and local administrative, regulatory and judicial laws, rules, statutes, codes, ordinances, regulations, directives, binding interpretations, binding policies, licenses, permits, approvals, plans, authorizations, rulings, injunctions, decrees, judgments and any similar items, which are in effect on the date hereof relating to the protection of human health, safety, or the environment (including ambient air, surface water, ground water, land surface or subsurface strata).

"Hazardous Materials" means any solid, liquid or gaseous material, alone or in combination, mixture or solution, which are now defined, listed or identified as "hazardous" (including "substances" or "wastes"), "toxic", a "pollutant" or a "contaminant" pursuant to any Environmental Law which is applicable to the site in question, including asbestos, chlorinated solvents, polychlorinated biphenyls, fuel oil, petroleum (including its derivatives, by-products or other hydrocarbons) and any other dangerous, explosive, corrosive, flammable, radioactive or carcinogenic material which is prohibited, limited, controlled or regulated under any applicable Environmental Law.

     4.18.  Brokers' Fees.  Seller has no liability or obligation to pay any
            -------------
fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Purchaser could become liable or obligated.

     4.19.  Disclaimer.  The representations and warranties set forth in this
            ----------
Article IV are the only representations and warranties made by Seller with respect to the Business and the Purchased Assets. Except as specifically set forth herein, Seller is selling the Purchased Assets to Purchaser "as is" and "where is" and with all faults. EXCEPT AS SPECIFICALLY SET FORTH HEREIN, ALL WARRANTIES, EXPRESS OR IMPLIED, ARE HEREBY DISCLAIMED AND EXCLUDED, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT SHALL SELLER BE LIABLE FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES. Seller makes no representation or warranty as to the accuracy or reliability of any forecasts or projections of revenues, sales, expenses or profits of the Business.

                                   ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser hereby represents and warrants to Seller as of the date hereof, and as of the Closing Date, as set forth below.

     5.1.   Authority.  Purchaser has full right, power and authority, without
            ---------
the consent of any other person, to execute and deliver this Agreement and the agreements contemplated hereby and to consummate the transactions contemplated hereby and thereby. All corporate acts required to be taken by Purchaser to authorize the execution and delivery of this Agreement and the agreements contemplated hereby and all transactions contemplated hereby and thereby have been duly and properly taken.

     5.2.   Validity.  This Agreement has been, and the agreements and other
            --------
documents to be delivered by Purchaser at Closing will be, duly executed and delivered by Purchaser and will constitute lawful, valid and legally binding obligations of Purchaser, enforceable in accordance with their respective terms. The execution and delivery by Purchaser of this Agreement and the agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby will not (immediately, with notice, the passage of time or both) result in the creation of any lien, charge or encumbrance or the acceleration of any indebtedness or other obligation of Purchaser and are not prohibited by, do not violate or conflict with any provision of, and do not and will not (immediately, with notice, the passage of time or both) result in a default under or a breach of (i) the charter or by-laws of Purchaser, (ii) any contract, agreement, permit, license or other instrument to which Purchaser is a party or by which either is bound, (iii) any order, writ, injunction, decree or judgment of any court or governmental agency, or (iv) any law, rule or regulation applicable to Purchaser, except for such creations, accelerations, terminations, violations, conflicts, breaches, defaults, charges or encumbrances which, in the aggregate will not have an adverse effect on Purchaser's ability to consummate the transactions contemplated hereby.

     5.3.   Due Organization.  Purchaser is a corporation duly organized, in
            ----------------
good standing and validly existing under the laws of Delaware.

     5.4.   Brokers' Fees.  Purchaser has no liability or obligation to pay any
            -------------
fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.

     5.5.   Financing.  Purchaser has sufficient funds or financing in place as
            ---------
of the date hereof to fund the consideration to be paid at Closing to Seller for the Purchased Assets. The principal asset of Pinnacle Holdings Inc., the parent of Purchaser, is the stock of Purchaser. Seller agrees that from the date hereof until the Closing, Seller shall have and maintain funds available for borrowing under the Fourth Amended and Restated Credit Agreement, dated as of June 25, 1999, between Purchaser and NationsBank, N.A. of at least $200,000,000 for use in funding the Purchase Price and for no other purposes.

                                   ARTICLE VI

                              COVENANTS OF SELLER

     6.1.   Interim Conduct of Business.  From the date hereof until the
            ---------------------------
Closing, Seller shall:

             (a) operate the Business consistent with past practice and in the ordinary course of business, except as set forth on Schedule 6.1 or otherwise
                                                    ------------
specifically provided herein;

             (b) not solicit, initiate or encourage, or authorize any person to solicit, initiate or encourage, directly or indirectly, any inquiry or proposal for the acquisition of all or any material part of the Purchased Assets, or enter into negotiations for any such proposal, or provide any person with information or assistance in furtherance of any such inquiry or proposal;

             (c) use commercially reasonable efforts to not take any action that would cause or permit the representations and warranties of Seller contained in this Agreement to be untrue in any material respect at the Closing; and

             (d) use commercially reasonable efforts to procure the consents required under the Material Contracts, the Ground Leases and the Management Agreements.

     6.2.  Access.  From the date hereof through the Closing Date, Seller
           ------
shall give Purchaser and its representatives access during normal business hours and under reasonable circumstances to all properties and records of the Business and furnish Purchaser with all financial and other information in its possession relating to the Business and the Purchased Assets as Purchaser may from time to time reasonably request. Except as specifically provided in this Agreement, Purchaser shall not contact any employee, customer, supplier, landlord or tenant of Seller without the prior written consent of an officer of Seller.

     6.3.  Records and Documents.  Following the Closing Date, Seller shall
           ---------------------
grant to Purchaser and its representatives, at Purchaser's reasonable request, reasonable access to and the right to make copies at its expense of those records and documents in Seller's possession related to the Business or the Purchased Assets as may be reasonably necessary for litigation, preparation of financial statements, Tax returns and audits or other valid business purposes, or otherwise related to Purchaser's operation of the Business after the Closing and which do not constitute Purchased Assets.

     6.4.  Consummation.  Subject to the terms and conditions provided herein,
           ------------
Seller agrees to use all commercially reasonable efforts to take, or cause to be taken all actions and to do, or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement in accordance with its terms; except that this covenant shall not require Seller to make any payment or incur any economic burden not provided for herein.

     6.5.   Hart-Scott-Rodino Consent.  As promptly as practicable, Seller
            -------------------------
shall file with the Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "Antitrust Division") a pre-merger notification in accordance with the Hart-Scott-Rodino Act (the "HSR Act") with respect to the sale of the Purchased Assets pursuant to this Agreement. Seller shall furnish promptly to the FTC and the Antitrust Division any additional information requested by either of them pursuant to the HSR Act in connection with such filings and shall diligently take, or cooperate in the taking of, all steps that are necessary or desirable and proper to expedite the termination of the waiting period under the HSR Act.

     6.6.   Real Estate.
            -----------

     (a) As soon as practicable after the date of this Agreement, Seller shall obtain and furnish to Purchaser, with respect to (i) each parcel of Owned Real Estate and (ii) each parcel of Ground Leased Real Estate which has a site(s) situated thereon that was one of the top 400 revenue producing sites in fiscal 1998 (the "Designated Ground Leased Real Estate"), an ALTA Form B (1992) title insurance commitment (each, a "Commitment") in each case insuring Seller's interest, if any, in each related guy wire and access easement, for the issuance of an ALTA Form B (1992) title insurance policy (each, a "Title Policy"), issued by Chicago Title Insurance Company (the "Title Company"), each in an amount mutually agreed upon between Seller and Purchaser and which Commitments shall be delivered no less than fifteen (15) business days prior to the Closing, showing Purchaser as the proposed insured. Each Commitment may also include the general exceptions customarily set forth therein; provided, however, that with respect to the Owned Real Estate and Designated Ground Leased Real Estate, Seller shall deliver an ALTA statement and provide a Survey as required by the Title Company in connection with the issuance of "extended coverage" over such general exceptions. At Closing, Seller shall cause the Title Company to issue a "marked up" Title Policy for each parcel of Owned Real Estate and Designated Ground Leased Real Estate, and with "extended coverage" over the general exceptions, showing Purchaser as the insured. Notwithstanding anything stated herein to the contrary, Seller and Purchaser shall share equally the cost of the title premium for each Title Policy; provided, however, any endorsements to the Title Policy shall be issued at the sole cost and expense of Purchaser (other than endorsements issued to insure over an Unpermitted Exception). Seller shall cooperate with Purchaser in obtaining Title Policies and Surveys for the Ground Leased Real Estate other than the Designated Ground Leased Real Estate; provided, however, that Purchaser shall pay all costs and expenses related to such Title Policies and Surveys.

     (b) As soon as practicable after the date of this Agreement, Seller shall obtain and furnish to Purchaser, with respect to each parcel of Owned Real Estate and Designated Ground Leased Real Estate, a current survey (each, a "Survey") sufficient to cause the Title Insurer to delete the standard printed survey exception set forth in each Commitment, which Survey shall be certified to Seller, Purchaser and Purchaser's lender, and shall bear Purchaser's standard surveyor certificate in the form of the attached Attachment VI. Notwithstanding anything stated herein to the contrary, Seller and Purchaser shall share equally the cost of each Survey.

     (c) Purchaser shall have fifteen (15) days subsequent to the receipt of the later of the Commitment and the Survey for each parcel of Owned Real Estate or Designated Ground Leased

Real Estate to notify Seller in writing as to Purchaser's objections relative to matters of title or survey for the applicable parcel of Owned Real Estate or Designated Ground Leased Real Estate other than (i) materialmen's, mechanics', carriers', workmen's, repairmen's and other like liens arising in the ordinary course of business, (ii) liens for current Taxes not yet due or payable or any Taxes being contested in good faith by Seller, (iii) any other covenants, conditions and restrictions, of record or otherwise, affecting title to the Owned Real Estate or Designated Ground Leased Real Estate that could not reasonably be expected to result in a Material Adverse Effect on the use or marketability of such real estate, and (iv) matters that were caused by Purchaser or any party claiming through or on behalf of Purchaser (such matters, the "Unpermitted Exceptions"). In the event Purchaser does not notify Seller of Unpermitted Exceptions within such fifteen (15) day period, Purchaser shall be deemed to have accepted the Commitment and Survey for the applicable parcel of Owned Real Estate or Designated Ground Leased Real Estate without objection, and Purchaser shall accept title to the same at Closing subject to the matters set forth in such Commitment and Survey (the "Permitted Exceptions"). In the event Purchaser notifies Seller of Unpermitted Exceptions within such fifteen (15) day period, then Seller shall use commercially reasonable efforts to cure the Unpermitted Exceptions by having the Title Company waive such exceptions or defects or commit to insure over the same. If Seller reasonably determines that it is unable to cure any Unpermitted Exception (1) due to impracticality, or (2) because it is not commercially reasonable to do so, Seller shall notify Purchaser in writing that Seller shall not cure such Unpermitted Exception(s). Unpermitted Exceptions that are accepted by Purchaser shall be deemed Permitted Exceptions. Purchaser hereby agrees that Seller need not remove liens, mortgages or security interests affecting the Owned Real Estate constituting Unpermitted Exceptions until the Closing, and that Seller shall have no obligation whatsoever to remove liens, mortgages, deeds of trust or security interests affecting the ground lessor's interest in the Ground Leased Real Estate. Seller shall reasonably cooperate, at no cost or expense to Seller, to enable Purchaser to obtain (i) subordination, non-disturbance and attornment agreements from any mortgagee of a ground lessor's interest in the Ground Leased Real Estate, and
(ii) a lender's title insurance policy simultaneously issued with each Title Policy.

     (d) (i) If, at the Closing, there remain Unpermitted Exceptions that Seller has committed to cure, and the estimated aggregate out-of-pocket cost (as determined by mutual agreement of the parties no later than five (5) days prior to the Closing) to cure such Unpermitted Exceptions exceeds One Million Dollars ($1,000,000), the amount of such costs in excess of One Million Dollars ($1,000,000) shall be held back from the Purchase Price and set aside and held in accordance with the escrow agreement in substantially the form attached hereto as Attachment VII (the "Escrow Agreement"), pending the cure of such Unpermitted Exceptions. In the event the parties are unable to agree on the amount to be held in escrow pursuant to the Escrow Agreement, or whether any amount shall be held in escrow, after good faith negotiations, such amount shall be the diminution in the fair market value of the affected real estate occasioned by reason of the existence of any such Unpermitted Exception(s) (the "Reduction Amount"), as determined by the average of two appraisals prepared by appraisers, one selected by each of Seller and Purchaser, each of which appraisers shall be independent and members in good standing of the American Institute of Real Estate Appraisers and shall have had not less than ten (10) years' experience with commercial real estate of the same type as the affected real estate in the location where such real estate is located. Each of Seller and Purchaser shall bear the costs of its respective appraiser, and, in the event a third appraiser is necessary, each of Seller and Purchaser shall share equally the costs of such appraiser. Each appraiser shall independently determine the diminution in the fair market value of the affected real estate and complete and forward to Seller and Purchaser their separate appraisal reports within forty-five (45) days after the parties' failure to agree. Any appraisal report not so forwarded within such time period shall be excluded. If only one such report is timely forwarded, then the appraisal set forth therein shall establish the Reduction Amount. If both reports are timely forwarded and the lower appraisal is not less than ninety percent (90%) of the higher appraisal, then the average of the two appraisals shall establish the Reduction Amount. If the lower appraisal is less than ninety percent (90%) of the higher appraisal, then the two appraisers shall meet and select an independent third appraiser within ten (10) days after the expiration of the forty-five (45) day period. In the event the two appraisers fail to so select a third appraiser, either party may obtain court appointment of such third appraiser. The third appraiser shall independently determine the diminution in the fair market value of the affected real estate and promptly complete and forward its report to Seller and Purchaser. The average of the two appraisals closest in amount shall be the Reduction Amount.

     (ii) If, at the Closing, there remain Unpermitted Exceptions that Seller has notified Purchaser that Seller is unwilling to cure, and the estimated aggregate out-of-pocket cost (as determined by mutual agreement of the parties no later than five (5) days prior to the Closing) to cure such Unpermitted Exceptions exceeds One Million Dollars ($1,000,000), Purchaser shall take title to the affected real estate as it then exists, and, except as provided below, Purchaser shall deduct from the Purchase Price either an amount (but only that amount in excess of One Million Dollars ($1,000,000)) (A) agreed to by the parties as the estimated aggregate out-of-pocket cost of curing such Unpermitted Exception(s), or (B) if the parties are unable to agree as to such amount an amount equal to the diminution in the fair market value of the affected real estate occasioned by reason of the existence of any such Unpermitted Exception(s), as determined in accordance with the appraisal method described above in clause (i); provided, however, that in the event the amount determined in accordance with either clause (i) above or this clause (ii) is less than One Million Dollars ($1,000,000), Purchaser shall have no right to a reduction in the Purchase Price. In no event shall Seller's liability, the amount held in escrow and the aggregate amount deducted from the Purchase Price pursuant to this Section 6.6(d), exceed in the aggregate Five Million Dollars ($5,000,000).

     (e) Notwithstanding anything to the contrary contained in this Agreement, in no event shall Seller be obligated to furnish Purchaser with Commitments or Title Policies for Owned Real Estate or Designated Ground Leased Real Estate located in jurisdictions where title insurance is not issued, and accordingly, the failure of Seller to furnish Commitments or Title Policies in such jurisdictions shall not constitute a breach by Seller of this Agreement; provided, however that, subject to this Section 6.6, Seller will provide, if available or if it exists, the commercially reasonable equivalent to the Commitments or Title Policies in such jurisdictions.

     6.7.  Confidentiality.  In addition to its obligations under the
           ---------------
Confidentiality Agreement between Seller and Purchaser (the "Confidentiality Agreement"). Seller agrees that it will not disclose, nor will it permit any of its employees, agents or representatives to disclose, to any third party any confidential information obtained from Purchaser in connection with this

Agreement, or the fact that discussions regarding this transaction are taking place, except as needed in connection with obtaining any consents with respect to any Material Contracts, Management Agreements, Ground Leases, Other Real Estate Leases and Tenant Leases and as otherwise contemplated by this Agreement. If this Agreement is terminated without consummation of the transactions contemplated hereunder, promptly after termination, Seller shall destroy or return to Purchaser all such confidential information, including any copies, extracts or other reproductions in whole or in part. Such return or destruction shall be certified in writing to Purchaser by an authorized officer of Seller. The provisions of this Section 6.7 shall survive any termination of this Agreement.

     6.8.   Contracts.  Seller will provide to Purchaser correct and complete
            ---------
copies of substantially all of the Management Agreements, leases for tower space, Ground Leases and all Other Real Estate Leases within seven (7) business days of the date hereof. Seller will provide to Purchaser correct and complete copies of substantially all of the Material Contracts (other than those set forth in the immediately preceding sentence and customer licenses) within 30 days of the date hereof.

     6.9.   Audits. Seller will cooperate reasonably with Purchaser and, subject
            ------
to the Confidentiality Agreement and Section 6.7, will make accessible to Purchaser and Purchaser's accountants Seller's financial books and records regarding the Business and the Purchased Assets in connection with any audits of Purchaser or its business pertaining to financings done by Purchaser and will, to the extent Seller is able to, using commercially reasonable efforts, provide customary consents and accounting management letters; provided, however, that Purchaser shall pay all out-of-pocket expenses incurred by Seller in connection with the foregoing.

     6.10.  Financial Information.  In the event that Purchaser undertakes a
            ---------------------
private or public equity and/or debt offering:

            (a) Seller shall furnish or shall cause Seller's independent accountants (i) to furnish Purchaser audited consolidated financial statements for the Business as of December 31, 1998 and December 31, 1997 and for each of the years in the three-year period ended December 31, 1998 or such shorter period as may be required in a form meeting the requirements of Regulation S-X under the Securities Act of 1933, as amended, (ii) to furnish to Purchaser upon receipt of a final draft of any registration statement (or offering memorandum), the consent of KPMG LLP to the inclusion of their reports on such financial statements in a registration statement (or offering memorandum) and any amendments thereto and (iii) to cooperate regarding comfort letters that may be requested by underwriters or placement agents in connection with such matters.

            (b) For purposes of assisting Purchaser with a potential registration statement and related subsequent reporting requirements, Seller will deliver to Purchaser (i) unaudited income statements, statements of cash flows, balance sheets, and related schedules of capital expenditures and depreciation for each 1998 and 1999 fiscal quarter, as may be required by Purchaser, (ii) unaudited income statements, and related schedules of capital expenditures and depreciation for each 1997 fiscal quarter corresponding to each 1998 fiscal quarter, as may be required by Purchaser and (iii) an unaudited income statement, statement of cash flows, balance sheet and related schedules of capital expenditures and depreciation for the period from June 30, 1999 through the Closing Date. All costs and fees of KPMG LLP, as well as any other out-of-pocket expenses of Seller shall be paid by Purchaser.


                                  ARTICLE VII

                             COVENANTS OF PURCHASER

     7.1.  Consummation.  Subject to the terms and conditions provided herein,
           ------------
Purchaser agrees to use all commercially reasonable efforts to take, or cause to be taken all actions and to do, or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement in accordance with its terms, including maintaining any financing commitments related to funding the consideration for the Purchased Assets.

     7.2.  HSR Consent.  As promptly as practicable, Purchaser shall file with
           -----------
the FTC and the Antitrust Division, including payment of the required filing fee, a pre-merger notification in accordance with the HSR Act with respect to the purchase of the Purchased Assets pursuant to this Agreement. Purchaser shall furnish promptly to the FTC and the Antitrust Division any additional information requested by either of them pursuant to the HSR Act in connection with such filings and shall diligently take, or cooperate in the taking of, all steps that are necessary or desirable and proper to expedite the termination of the waiting period under the HSR Act.

     7.3.  Confidentiality.  In addition to its obligations under the
           ---------------
Confidentiality Agreement. Purchaser agrees that it will not disclose, nor will it permit any of its employees, agents or representatives to disclose, to any third party any confidential information obtained from Seller in connection with this Agreement, including any information provided pursuant to Section 6.2, or the fact that discussions regarding this transaction are taking place, except as needed in connection with obtaining any consents with respect to any Material Contracts, Management Agreements, Ground Leases, Other Real Estate Leases and Tenant Leases and as otherwise contemplated by this Agreement. If this Agreement is terminated without consummation of the transactions contemplated hereunder, promptly after termination, Purchaser shall destroy or return to Seller all such confidential information, including any copies, extracts or other reproductions in whole or in part. Such return or destruction shall be certified in writing to Seller by an authorized officer of Purchaser. The provisions of this Section 7.3 shall survive any termination of this Agreement.

     7.4.  Records and Documents.  Following the Closing Date, Purchaser shall
           ---------------------
grant to Seller and its representatives, at Seller's reasonable request, reasonable access to and the right to make copies at its expense of those records and documents included in the Purchased Assets covering any period prior to the Closing related to the Business or the Purchased Assets as may be reasonably necessary for litigation, preparation of financial statements, tax returns and audits or other valid business purposes. If Purchaser elects to dispose of such records, Purchaser shall first give Seller sixty (60) days' written notice, during which period Seller shall have the right to take such records without further consideration.

     7.5.   Insurance.  Purchaser shall procure and maintain general liability
            ---------
insurance with carriers and in a form and with such limits as set forth on
Schedule 7.5.  All premiums, assessments and other charges incurred in
------------
maintaining such insurance in full force and effect, as well as the payment of any deductibles or self-insured retentions, shall be the sole responsibility of Purchaser.

     7.6.   Termination of Contracts.  For a period of one (1) year from the
            ------------------------
Closing Date, Purchaser agrees not to terminate any contract or agreement with any existing customer of the Business without providing such customer and Seller with at least 90 days prior written notice of such termination; provided, however, that Purchaser shall have the right to terminate any contract or agreement with any existing customer of the Business, if such customer is more than 30 days delinquent in paying any amounts owed to Purchaser from the normal payment date set forth in such contract or agreement. Purchaser shall give Seller at least ten (10) days prior written notice of any termination pursuant to the immediately preceding sentence.

     7.7.   Notification of Breach.  Purchaser shall promptly notify Seller of
            ----------------------
any information which makes, or if known to Seller would make, any representation, warranty or covenant of Seller contained herein untrue.

     7.8.   Non-Solicitation.  For the period beginning on the date hereof and
            ----------------
ending on the earlier to occur of the Closing or one (1) year from the date this Agreement is terminated, neither Purchaser nor any of its Representatives (as defined in the Confidentiality Agreement) will (a) except as provided in Section 8.1, solicit for employment or employ any employees of the Business or cause any employees of the Business to leave the employment of Seller and work for Purchaser or any of its Representatives; provided, however, that the foregoing shall not apply to employees of the Business hired by Purchaser or any of its Representatives as a result of the use of general solicitation (such as an advertisement) not specifically directed to employees of the Business or (b) interfere with any relationships with any customers, lessors, lessees or suppliers of the Business.

     7.9.   Transfer of Environmental Permits.  As soon as practicable after
            ---------------------------------
the date hereof, but no later than five (5) business days before Closing, Seller will provide Purchaser with a list and copies of environmental permits, licenses and registrations which have been issued by or submitted to a governmental agency for the Owned Real Estate and the Ground Leased Real Estate ("Environmental Permits"). Purchaser shall take whatever action is necessary to transfer the Environmental Permits to Purchaser (or to obtain new ones, if any terminate by operation of law) and Seller will cooperate with Purchaser to effect such transfer. Within ninety (90) days after the Closing, Purchaser shall use commercially reasonable efforts to provide Seller with appropriate documentation showing that Seller is no longer listed as the permit or license holder (or the registrant) for any Environmental Permits.

                                  ARTICLE VIII

                     EMPLOYEES AND EMPLOYEE BENEFIT MATTERS

     8.1.   Continued Association with Business.
            -----------------------------------

     (a) Purchaser shall offer employment to all of the employees of the Business, all of whom are listed on Schedule 4.16 hereto (the "Transferred
                                    -------------
Employees").

     (b)   Terms of employment for the Transferred Employees shall be offered
(i) at the same or greater cash compensation and (ii) with the benefits currently provided by Purchaser to its employees, without requiring relocation of the employee (unless Purchaser pays the reasonable costs of any such relocation), and with credit for years of service with Seller and any predecessors for purposes of eligibility, participation, vesting entitlement and all other relevant purposes under Purchaser's employee benefit plans. In addition, each Transferred Employee shall receive on the Closing Date an initial grant of options to purchase 3,000 shares of common stock of Pinnacle Holdings Inc., the parent of Purchaser, pursuant and subject to the stock option plan of Pinnacle Holdings Inc. Purchaser will not terminate any of such Transferred Employees (other than for Cause) or otherwise alter their terms of employment during the first two (2) years after Closing; provided, however, that notwithstanding the foregoing, Purchaser shall be entitled to terminate any Transferred Employee other than for Cause, but if Purchaser does terminate any Transferred Employee (other than for Cause) or requires the Transferred Employee to relocate and the Transferred Employee refuses, during the first two (2) years after the Closing, Purchaser shall pay the Transferred Employee severance equal to the compensation such Transferred Employee would have otherwise received from the date of termination through the second anniversary of the Closing Date.
Such payment shall be made to the Transferred Employee within ten (10) business days of termination and shall be subject to all applicable withholding Tax requirements. Purchaser will inform each Transferred Employee within six (6) months from the Closing Date whether Purchaser intends to retain or relocate the Transferred Employee; provided, however, that Purchaser shall have the right to relocate or terminate a particular Transferred Employee at any time thereafter, subject, in all instances, to the terms of this Agreement. Purchaser shall not be obligated to provide any employee benefits to any employees of Seller other than the Transferred Employees.

     8.2.   Employee Benefit Plans.
            ----------------------

     (a) Seller and Purchaser agree that within two (2) weeks from the date hereof they shall negotiate in good faith the resolution of the account balances of the Transferred Employees in the Motorola Profit Sharing and Investment Plan. The resolution shall be documented in a separate agreement between Seller and Purchaser and shall be part of this Agreement.

     (b)    Health and Welfare Plans

              (i)   Pre-Existing Conditions and Waiting periods. With respect to
                    -------------------------------------------
all Transferred Employees who are eligible and elect to become participants in any Purchaser employee benefit plan (as such term is defined in Section 3(3) of ERISA) providing medical, dental, life or disability benefits, Purchaser shall waive any pre-existing condition exclusion and waiting periods under the applicable Purchaser employee benefit plan for coverage to be effective on the Closing Date.

          (ii)   Pre-Closing Claims.  From and after the Closing Date, Seller
                 ------------------
     shall remain solely responsible for all obligations, costs and expenses under Seller employee benefit plans in respect of such Transferred Employee's claims incurred prior to the Closing Date, whether such claims are made or reported before or after the Closing Date.

          (iii)  Health Care Plan Expenses.  Any health care plan expenses
                 -------------------------
     (excluding office visit co-pays) incurred by Transferred Employees on or after the start of the calendar year in which the transfer date occurs and prior to the Closing Date will be recognized by Purchaser's health care plan for purposes of plan year deductibles and out-of-pocket maximums. Seller agrees to cooperate with Purchaser in the transmission of data to Purchaser's applicable claims administrator; provided, however, that Seller shall transmit all of the data in one transmission only.

          (iv)   Workers' Compensation.  Responsibility for workers'
                 ---------------------
     compensation claims in respect of the Business arising out of conditions having a date of injury (or, in the case of a claim relating to occupational illness or disease, the last significant exposure) prior to the Closing Date shall remain with Seller. Purchaser shall have responsibility for workers' compensation claims in respect of the Business arising out of conditions having a date of injury (or, in the case of a claim relating to occupational illness or disease, the last significant exposure) on or after the Closing Date.

          (v)    Vacation.  Purchaser shall, effective as of the Closing Date
                 --------
     recognize such Transferred Employees' service with Seller for purposes of future vacation accrual.

     8.3. WARN Act Compliance.  Purchaser shall retain full responsibility for
          -------------------
compliance with the Worker's Adjustment and Retraining Notification Act of 1988, as amended, and be solely responsible for furnishing any required notice of any "plant closing" or "mass layoff", as applicable and shall indemnify Seller for any liability, expense and cost related thereto, including reasonable attorneys' fees related thereto.

                                  ARTICLE IX

               CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

     The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to fulfillment prior to or at the Closing of the following conditions (unless waived in writing in the sole discretion of Purchaser):

     9.1. Accuracy of Warranties and Performance of Covenants.  The
          ---------------------------------------------------
representations and warranties of Seller contained herein shall be accurate in all material respects when made and as of the Closing Date except as to matters arising from the date of this Agreement through Closing in the ordinary course of business pursuant to Section 6.1 of this Agreement or as contemplated by this Agreement and, except for such instances which, in the aggregate, do not result in a Material Adverse Effect. Seller shall have performed, in all material respects, all obligations and complied with each and all of the covenants, agreements and conditions required to be performed or complied with on or prior to the Closing, except for such instances which, in the aggregate, do not result in a Material Adverse Effect. Seller shall have delivered an officer's certificate confirming the matters in each of the foregoing sentences; provided, however, that at least five (5) business days before Closing such certificate may disclose any facts or circumstances arising or coming to the attention of Seller after the date hereof which would cause any representations and warranties to be incorrect or agreements or covenants to be unfulfilled and (i) if Purchaser nevertheless decides to consummate the transactions contemplated hereby, the breach or failure so disclosed by Seller shall be deemed cured and waived by Purchaser and may not be relied upon by Purchaser to avoid any of its obligations hereunder, impose any liabilities or obligations upon Seller or otherwise recover from Seller with respect thereto or (ii) if Purchaser decides not to consummate the transactions contemplated hereby, this Agreement and the proposed transactions contemplated hereunder shall terminate, and each party hereto shall thereafter have no obligation or liability hereunder and, if applicable, the Deposit (together with all interest thereon) shall be paid to Purchaser as provided in Section 2.6. Purchaser's sole and exclusive remedy, in law or in equity, for any claim related to or arising out of a failure of a condition or breach, whether in contract, tort or otherwise, shall be to receive, if applicable, the Deposit (together with all interest thereon), and refuse to complete the Closing under this Agreement.

     9.2. No Pending Action.  No action, suit, proceeding or investigation
          -----------------
before any court, administrative agency or other governmental authority shall be pending or threatened wherein an unfavorable judgment, decree or order would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated hereby or cause such transactions to be rescinded.

     9.3. Condition of Purchased Assets.  The tangible Purchased Assets shall
          -----------------------------
not have been adversely affected in any material way by any act of God, flood, fire, accident, war or other event, which could reasonably be expected to result in a material adverse effect on the Business, after giving due consideration to the application of any insurance proceeds.

     9.4. Hart-Scott-Rodino.  The waiting period under the HSR Act required to
          -----------------
permit the consummation of the transactions provided for herein shall have expired or early termination has been granted.

     9.5. Other Items.  All other documents and deliveries required under
          -----------
Section 3.3 shall have been provided to Purchaser.

     9.6. Cure Period.  If any of the conditions set forth in Section 9.1 are
          -----------
not satisfied in all Material Respects, Seller shall have until the date specified in Section 12.1(c) to cure such condition (the "Cure Period"). "Material Respect" with respect to Section 9.1 being one which has a material impact on the value of the Business or the amount of Assumed Liabilities or on the ability of Purchaser to carry on the Business in substantially the same manner as it was carried on by Seller immediately prior to the Closing. Purchaser may waive any condition specified in Section 9.1 if Purchaser executes a written waiver so stating at or prior to the Closing. If Seller does not cure such condition within the Cure Period and Purchaser chooses not to waive such condition, Purchaser's sole remedy under the Agreement shall be as set forth in Section 2.6, Section 9.1 and Article XII.

                                   ARTICLE X

                 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

     The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to fulfillment prior to or at the Closing of the following conditions (unless waived in writing in the sole discretion of Seller):

     10.1.  Accuracy of Warranties and Performance of Covenants.  The
            ---------------------------------------------------
representations and warranties of Purchaser contained herein shall be accurate in all material respects when made and as of the Closing Date. Purchaser shall have performed all obligations and complied with each and all of the covenants, agreements and conditions required to be performed or complied with on or prior to the Closing. Purchaser shall have delivered an officer's certificate confirming the matters set forth in each of the foregoing sentences.

     10.2.  No Pending Action.  No action, suit, proceeding or investigation
            -----------------
before any court, administrative agency or other governmental authority shall be pending or threatened wherein an unfavorable judgment, decree or order would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated hereby or cause such transactions to be rescinded.

     10.3.  Hart-Scott-Rodino.  The waiting period under the HSR Act required to
            -----------------
permit the consummation of the transactions provided for herein shall have expired or early termination has been granted.

     10.4.  Other Items.  All other documents and deliveries required under
            -----------
Section 3.2 shall have been provided to Seller.

     10.5.  Cure Period.  Other than with respect to the delivery required by
            -----------
Section 2.6, Section 3.2(a) and Section 5.5, if any of the conditions set forth in Section 10.1 are not satisfied in all Material Respects, Purchaser shall have until the date specified in Section 12.1(d) to cure such condition. "Material Respect" with respect to Section 10.1 being one which has a material effect on Purchaser's ability to consummate this Agreement and the transactions contemplated herein. Seller may waive any condition specified in Section 10.1 if Seller executes a written waiver so stating at or prior to the Closing. If Purchaser does not cure such condition within the cure period set forth above and Seller chooses not to waive such condition, Seller's sole remedy under the Agreement shall be as set forth in Section 2.6 and Article XII.

                                   ARTICLE XI

                          SURVIVAL AND INDEMNIFICATION

     11.1.  Survival.  All representations and warranties contained in this
            --------
Agreement or in any agreement or other document delivered pursuant hereto shall survive the Closing for a period of eighteen (18) months from the Closing Date, except for the representation and warranty set forth in the first sentence of
Section 4.6 which shall survive for three (3) years from the Closing Date, and thereafter shall expire and be of no force or effect. Any claim for indemnification that is asserted by written notice as provided in Section 11.3 within the survival period shall survive until resolved pursuant to a final non-appealable judicial determination or otherwise.

     11.2.  Indemnification.
            ---------------

     (a) Purchaser shall indemnify and hold harmless Seller from and against any and all loss, damage, cost or expense (including reasonable attorneys' fees and expenses), judgments and fines (collectively, "Damages") (i) caused by any misrepresentation, breach of warranty or failure to fulfill any covenant or agreement of Purchaser contained herein or in any other agreement or document delivered pursuant hereto, (ii) arising from the Assumed Liabilities, (iii) arising from any action or inaction of Purchaser after the Closing, other than in accordance with the terms hereof (provided, however, that the foregoing shall not relieve Seller of any of its obligations hereunder unless and to the extent, Purchaser's actions or inactions expand or increase Seller's obligations and liabilities hereunder) or (iv) arising as a result of, in connection with, or related to the operation of the Business and the Purchased Assets following Closing.

     (b) Seller shall indemnify and hold harmless Purchaser from and against any Damages (i) caused by any misrepresentation, breach of warranty or failure to fulfill any covenant or agreement of Seller contained herein, or in any other agreement or document delivered pursuant hereto or (ii) arising from the Excluded Liabilities.

     11.3.  General Provisions Relating to Indemnification.
            ----------------------------------------------

     (a)  Seller shall not be required to make any payments pursuant to this
Article XI, unless and until the aggregate amount of all claims pursuant to this
Article XI shall exceed an amount equal to three percent (3%) of the total cash consideration for the Purchased Assets (the "Threshold Amount"), as to which Seller shall be responsible only for the excess over (i) One Million Dollars ($1,000,000) with respect to any indemnification claims for a breach of the representations and warranties set forth in Section 4.4(d) and (ii) Three Million Dollars ($3,000,000) with respect to any other indemnification claims; provided, however, that any indemnification claim arising from the representation and warranty set forth in the first sentence of Section 4.6 and
Section 4.18 shall not be subject to the Threshold Amount. The maximum aggregate amount recoverable from Seller with respect to any claims relating to this Agreement or the transactions contemplated hereby shall not exceed an amount equal to twenty-five percent (25%) of the total cash consideration for the Purchased Assets (the "Cap"); provided, however, that the maximum aggregate amount recoverable from Seller with respect to any claim for a breach of the representations and warranties set forth in Section 4.4(d) shall not exceed Eight

Million Dollars ($8,000,000), which amount shall not be subject to and shall be excluded from, the Cap.

     (b) The party seeking indemnification shall give written notice to the indemnifying party of the facts and circumstances giving rise to any claim for indemnification as soon as reasonably possible but in any event within thirty
(30) days after it obtains knowledge of the basis for a claim for indemnification hereunder. The party entitled to indemnification shall take all reasonable steps to mitigate all indemnifiable liabilities and damages upon and after becoming aware of any event which could reasonably be expected to give rise to any liabilities and damages that are indemnifiable hereunder. No party shall be entitled to indemnification to the extent of any insurance, tax or other benefits (if applicable, computed on a present value basis using a 6% discount rate) resulting from or which may be claimed as a result of the facts and circumstances relating to any indemnifiable claim. If any Damages are covered by insurance, Purchaser shall use all reasonable efforts to recover the amount of such Damages from the insurer of such insurance which recovery (net of any retroactive premium adjustments and the aggregate amount of reasonably anticipated (based or written advice from insurance brokers or providers) increased insurance premiums over the following two policy years) shall reduce the amount of Damages hereunder; provided, however, that Purchaser shall not be required to obtain such recovery as a condition to making a claim against Seller pursuant to this Article XI.

     (c) With respect to each claim by a third party which could give rise to an indemnification obligation under this Article XI (a "Third Party Claim"), the party seeking indemnification (the "Indemnified Party") must give prompt notice to the indemnifying party (the "Indemnifying Party") of the Third Party Claim. The Indemnifying Party may, at its sole cost and expense, upon notice to the Indemnified Party within thirty (30) days after the Indemnifying Party receives notice of the Third Party Claim, assume the defense of the Third Party Claim, with counsel of its choice. The Indemnifying Party shall not consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim, unless (i) the settlement or judgment is solely for money damages, or (ii) the Indemnified Party consents thereto, which consent shall not be unreasonably withheld. The Indemnifying Party shall provide the Indemnified Party with fifteen (15) days prior notice before it consents to a settlement of, or the entry of a judgment arising from, any Third Party Claim. The Indemnified Party shall be entitled to participate in the defense of (but not control) any Third Party Claim, the defense of which is assumed by the Indemnifying Party, with its own counsel and at its own expense. The parties shall cooperate in the defense of any Third Party Claim and the relevant records of each party shall be made available on a timely basis. If the Indemnifying Party does not assume the defense of any such claim or proceeding resulting therefrom in accordance with the terms hereof, the Indemnified Party may defend such claim or proceeding in a reasonable manner, including settling such claim or proceeding on such terms as the Indemnified Party may deem appropriate after giving fifteen (15) days' notice of the same to the Indemnifying Party and obtaining the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. To the extent applicable, the Indemnified Party shall keep the Indemnifying Party reasonably informed, in writing, as to the defense of any such matter hereunder.

     (d) Neither party shall have any obligation to indemnify the other party or otherwise have liability to the other party for consequential damages, special damages, incidental damages, indirect damages, lost profits or similar items.

     (e) Seller shall have no liability under this Article XI to the extent arising from actions taken or not taken by Purchaser or its affiliates after the Closing Date (provided, however, that the foregoing shall not relieve Seller of any obligations hereunder unless and to the extent, Purchaser's actions or inactions expand or increase Seller's obligations and liabilities hereunder).

     (f) To the extent that Seller discharges any claim for indemnification hereunder, Seller shall be subrogated to all rights of Purchaser against third parties.

     (g) After the Closing, the indemnification rights provided hereunder shall be the exclusive remedy of Seller and Purchaser and each of their respective Affiliates and their officers, directors, employees, stockholders, Affiliates, agents or representatives with respect to any dispute arising out of or related to this Agreement.

                                  ARTICLE XII

                                  TERMINATION

     12.1.  Termination or Abandonment.  Notwithstanding anything contained in
            --------------------------
this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Closing:

            (a) by the mutual written consent of Seller and Purchaser;

            (b) by either Seller or Purchaser if any court of competent jurisdiction or governmental body, authority or agency having jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable;

            (c) by Purchaser, if one or more of the conditions to the obligation of Purchaser to Close has not been fulfilled by October 31, 1999; and

            (d) by Seller, if one or more of the conditions to the obligation of Seller to Close has not been fulfilled by October 31, 1999.

     12.2.  Effect of Termination.  If any party terminates this Agreement
            ---------------------
pursuant to Section 12.1 above, all obligations of the parties hereunder shall terminate without any liability of any party to any other party (except as set forth in Section 2.6); provided, however, that the provisions of Section 2.5,
Section 2.6, Section 6.7, Section 7.3, Section 12.1, this Section 12.2 and
Section 15.3 shall survive termination of this Agreement.

                                 ARTICLE XIII

                         SOFTWARE TRANSFER AND LICENSE

     13.1.  Motorola Owned Software to be Transferred.
            -----------------------------------------

     (a) At Closing, Seller will assign ownership of any copyright rights in the completely transferable Motorola software identified in Schedule 1.2(i) to
                                                            ---------------
Purchaser (the "Completely Transferable Motorola Software").

     (b) Notwithstanding any representations and warranties in Article IV, Seller makes no representation or warranty, express or implied, at law or in equity, in respect of the Completely Transferable Motorola Software, with respect to the operation of such software, including, with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed. PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT, PURCHASER IS PURCHASING THE COMPLETELY TRANSFERABLE MOTOROLA SOFTWARE ON AN "AS-IS, WHERE-IS" BASIS.

     (c) At Closing, Seller will retain a royalty-free, world-wide, non-exclusive, irrevocable license to copy, use, modify, and make derivatives of such Completely Transferable Motorola Software.

     (d) All installation, maintenance, and/or support of the Completely Transferable Motorola Software reasonably requested by Purchaser will be by, and at the sole expense of, Purchaser.

     13.2.  Motorola Owned Software to be Licensed.
            --------------------------------------

     (a) At Closing, Seller will grant to Purchaser a royalty-free, perpetual, non-exclusive, non-transferable license to use the licensable Motorola software identified in Schedule 13.2 (the "Licensable Motorola Software") for use in the
              -------------
United States and Canada.

     (b) Notwithstanding any representations or warranties in Article IV, Seller makes no representation or warranty, express or implied, at law or in equity, in respect of the Licensable Motorola Software, with respect to the operation of such software, including with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed.

     (c) Except as specifically agreed to in the Transition Services Agreement, Seller is not obligated to provide any services related to installation, maintenance, and/or support of the Licensable Motorola Software for use by Purchaser and all services reasonably requested by Purchaser related to installation, maintenance, and/or support of Licensable Motorola Software will be by, and at the sole expense of Purchaser.

     13.3.  Other Software to be Licensed.  To the extent transferable, at
            -----------------------------
Closing Seller will transfer to Purchaser Seller's rights in copies of the third-party transferable software identified in

Schedule 13.3 (the "Third Party Transferable Software"), all as subject to the
-------------
rights and obligations as defined in the various applicable license agreements between Seller and such third parties.

     13.4.  Non-Transferable Software.  Purchaser hereby acknowledges and agrees
            -------------------------
that the software identified in Schedule 1.3 is currently used by Seller in its
                                ------------
operation of the Business and is not being transferred or licensed under this Agreement.

     13.5.  Motorola Site Express Web Page.
            ------------------------------

     (a) Seller currently operates several pages on Seller's World Wide Web
(WWW) page (www.mot.com) which have a URL of www.antennasite.motorola.com. At Closing, Seller, if so requested by Purchaser, will transfer the code which generates the web pages to Purchaser. However, the URL address will not be transferred and any rights in such URL address will be retained by Seller.

     (b) Prior to use or installation of such web page, Purchaser shall insure that all references to Seller or any of its affiliates and all trademarks, trade names, service marks, and/or logos of Seller and its affiliates (excluding "Site Express" and derivatives therein) are removed from such web page.

     (c) Seller makes no representations or warranties with regard to any material in the web page.

                                  ARTICLE XIV

                                  DEFINITIONS

     (a) "Accountants" has the meaning assigned to such term in Section
2.4(c).

     (b) "ADR" has the meaning assigned to such term in Section 15.11(b).

     (c) "Antitrust Division" has the meaning assigned to such term in Section 6.5.

     (d) "Apportioned Obligations" has the meaning assigned to such term in
Section 15.4(a).

     (e) "Assumed Liabilities" has the meaning assigned to such term in
Section 1.4.

     (f) "Audited Financial Statements" has the meaning assigned to such term in Section 4.4(a).

     (g) "Business" has the meaning assigned to such term in the preamble.

     (h) "Cap" has the meaning assigned to such term in Section 11.3(a).

     (i) "Cause" shall mean (i) documented material performance deficiencies which remain uncorrected after reasonable warning, (ii) dishonest, fraudulent or illegal conduct, (iii) misappropriation of Purchaser's funds, (iv) conviction of a felony or (v) breach of any statutory or common law duty of loyalty to Purchaser.

     (j)  "Closing" has the meaning assigned to such term in Section 3.1.

     (k)  "Closing Date" has the meaning assigned to such term in Section 3.1.

     (l)  ""Code" shall mean the Internal Revenue Code of 1986, as amended.

     (m)  "Commitment" has the meaning assigned to such term in Section 6.6(a).

     (n) "Completely Transferable Motorola Software" has the meaning assigned to such term in Section 13.1(a).

     (o)  "Confidentiality Agreement" has the meaning assigned to such term in
Section 6.7.

     (p)  "Cure Period" has the meaning assigned to such term in Section 9.6.

     (q)  "Damages" has the meaning assigned to such term in Section 11.2.(a).

     (r)  "Deposit" has the meaning assigned to such term in Section 2.6.

     (s) "Designated Ground Leased Real Estate" has the meaning assigned to such term in Section 6.6(a).

     (t) "Disputed Amount" has the meaning assigned to such term in Section 2.4(b).

     (u) "Environmental Laws" has the meaning assigned to such term in Section 4.17.

     (v)  "Environmental Permits" has the meaning assigned to such term in
Section 7.9.

     (w)  "Environmental Reports" has the meaning assigned to such term in
Section 4.17(c).

     (x) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     (y) "Escrow Agreement" has the meaning assigned to such term in Section 6.6(d)(i).

     (z)  "Excluded Assets" has the meaning assigned to such term in Section
1.3.

     (aa) "Excluded Liabilities" has the meaning assigned to such term in
Section 1.5.

     (bb) "FTC" has the meaning assigned to such term in Section 6.5.

     (cc) "GAAP" has the meaning assigned to such term in Section 4.4(a).

     (dd) "Ground Leased Real Estate" has the meaning assigned to such term in
Section 4.7(a).

     (ee) "Ground Leases" shall mean the lease agreements with respect to the Ground Leased Real Estate.

     (ff) "Hazardous Materials" has the meaning assigned to such term in
Section 4.17.

     (gg) "HSR Act" has the meaning assigned to such term in Section 6.5.

     (hh) "Indemnified Party" has the meaning assigned to such term in Section 11.3(c).

     (ii) "Indemnifying Party" has the meaning assigned to such term in
Section 11.3(c).

     (jj) "Intellectual Property" has the meaning assigned to such term in
Section 4.11.

     (kk) "Interim Financial Statements" has the meaning assigned to such term in Section 4.4(b).

     (ll) "IRS" shall mean the Internal Revenue Service.

     (mm) "Letter of Credit" has the meaning assigned to such term in Section
2.6.

     (nn) "Licensable Motorola Software" has the meaning assigned to such term in Section 13.2(a).

     (oo) "Management Agreements" has the meaning assigned to such term in
Section 4.8.

     (pp) "Material Adverse Effect" has the meaning assigned to such term in
Article IV.

     (qq) "Material Contracts" has the meaning assigned to such term in
Section 4.10.

     (rr) "Material Respect" has the meaning assigned to such term in Sections
9.6 and 10.5.

     (ss) "Other Leased Real Estate" has the meaning assigned to such term in
Section 4.8.

     (tt) "Other Real Estate Leases" has the meaning assigned to such term in
Section 4.8.

     (uu) "Owned Real Estate" has the meaning assigned to such term in Section 4.7(a).

     (vv) "Permitted Exceptions" has the meaning assigned to such term in
Section 6.6(c).

     (ww) "Post-Closing Tax Period" has the meaning assigned to such term in
Section 15.4(a).

     (xx) "Pre-Closing Tax Period" has the meaning assigned to such term in
Section 15.4(a).

     (yy)  "Purchase Price" has the meaning assigned to such term in Section
2.1.

     (zz)  "Purchased Assets" has the meaning assigned to such term in Section
1.2.

     (aaa) "Purchaser" shall mean Pinnacle Towers Inc., a Delaware corporation.

     (bbb) "Reduction Amount" has the meaning assigned to such term in
Section 6.6(d)(i).

     (ccc) "REIT" has the meaning assigned to such term in Section 15.6(b).

     (ddd) "Seller" shall mean Motorola, Inc., a Delaware corporation.

     (eee) "Seller Benefit Plans" has the meaning assigned to such term in
Section 4.9.

     (fff) "sites" shall mean the sites listed on Schedule 1.0.
                                                  ------------

     (ggg) "Survey" has the meaning assigned to such term in Section 6.6(b).

     (hhh) "Tax" has the meaning assigned to such term in Section 4.15.

     (iii) "Tax Returns" has the meaning assigned to such term in Section
4.15.

     (jjj) "Taxes" has the meaning assigned to such term in Section 4.15.

     (kkk) "Tenant Leases" has the meaning assigned to such term in Section 4.10(b).

     (lll) "Third Party Claim" has the meaning assigned to such term in
Section 11.3(c).

     (mmm) "Third Party Transferable Software" has the meaning assigned to such term in Section 13.3.

     (nnn) "Threshold Amount" has the meaning assigned to such term in
Section 11.3(a).

     (ooo) "Title Company" has the meaning assigned to such term in Section 6.6(a).

     (ppp) "Title Policy" has the meaning assigned to such term in Section
6.6(a).

     (qqq) "To the knowledge of Seller" has the meaning assigned to such term in Article IV.

     (rrr) "Transferred Employees" has the meaning assigned to such term in
Section 8.1(a).

     (sss) "Unpermitted Exceptions" has the meaning assigned to such term in
Section 6.6(c).

     (ttt) "Working Capital Value" has the meaning assigned to such term in
Section 2.4(a).

     (uuu) "Working Capital Value Calculation" has the meaning assigned to such term in Section 2.4(a).

                                  ARTICLE XV

                              GENERAL PROVISIONS

     15.1. Amendments and Waiver. No amendment, waiver or consent with respect
           -----------------------
to any provision of this Agreement shall in any event be effective, unless the same shall be in writing and signed by the parties hereto, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     15.2. Notices. All notices, requests, demands and other communications
           -------
hereunder shall be in writing and shall be, personally delivered or sent by facsimile transmission with confirming copy sent by overnight courier (such as Express Mail, Federal Express, etc.) and a delivery receipt obtained and addressed to the intended recipient as follows:

           (a) If to Seller:

                 Motorola, Inc.
                 1301 East Algonquin Road
                 Schaumburg, Illinois  60196-1065
                 Attention:
                 Telephone No.: (847) 576-5012
                 Facsimile No.: (847) 576-3628

                 With copies to:

                 Motorola, Inc.
                 1303 East Algonquin Road
                 Schaumburg, Illinois  60196-1065
                 Attention:  General Counsel
                 Telephone No.: (847) 576-5012
                 Facsimile No.: (847) 576-3628

           (b) If to Purchaser:

                 Pinnacle Towers Inc.
                 1549 Ringling Boulevard
                 Third Floor
                 Sarasota, Florida  34236
                 Attention:  Steve Day
                 Telephone No.: (941) 364-8886
                 Facsimile No.: (941) 364-8761

                 With copies to:
                 Holland & Knight LLP
                 400 North Ashley
                 Tampa, Florida  33601-1288
                 Attention:  Anderson L. Baldy, III
                 Telephone No.: (813) 227-6520
                 Facsimile No.: (813) 229-0134

Any party may change its address or add or change parties for receiving notice by written notice given to the others named above. Notices shall be deemed given as of the date of receipt.

     15.3.  Expenses. Except as otherwise expressly provided herein, each party
            --------
to this Agreement shall pay its own costs and expenses in connection with the transactions contemplated hereby; provided that the cost of all permit, license or other similar fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by Purchaser when due, and Purchaser will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such permit, license or other similar fees, and, if required by applicable law, Seller will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation

     15.4.  Tax Matters. The following provisions shall govern the allocation of
            -----------
responsibility as between Purchaser and Seller for certain tax matters following the Closing Date:

            (a) Prorations. All real property taxes, personal property taxes, ad
                ----------                                                    --
     valorem obligations and similar Taxes imposed on a periodic basis, in each
     -------
     case levied with respect to the Purchased Assets, other than conveyance taxes provided for in Section 2.5, for a taxable period which includes (but does not end on) the Closing Date (collectively, the "Apportioned Obligations") shall be apportioned between Seller and Purchaser as of the Closing Date based on the number of days of such taxable period occurring prior to the Closing Date (the "Pre-Closing Tax Period") and the number of days of such taxable period occurring on or after the Closing Date (the "Post-Closing Tax Period"). Seller shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period. As soon as practical after the Closing but in all events within 180 days following the Closing Date, Seller and Purchaser shall present a statement for reimbursement for such Taxes with respect to which each is entitled to reimbursement under this Section 15.4(a), together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within ten (10) days after delivery of such statement. Thereafter, Seller shall notify Purchaser upon receipt of any bill for such Taxes relating to the Purchased Assets, part or all of which are attributable to the Post-Closing Tax Period, and shall promptly deliver such bill to Purchaser who shall pay the same to the appropriate Taxing authority, provided that if such bill covers the Pre-Closing Tax Period, Seller shall also remit to

     Purchaser prior to the due date of assessment payment the proportionate amount of such bill that is attributable to the Pre-Closing Tax Period. In the event that either Seller or Purchaser shall thereafter make a payment for which it is entitled to reimbursement under this Section 15.4(a), the other party shall make such reimbursement promptly but in no event later than thirty (30) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement. Any payment required under this Section and not made within ten (10) days of delivery of the statement shall bear interest at the rate per annum determined, from time to time, under the provisions of Section 6621(a)(2) of the Code for each day until paid.

          (b) Cooperation on Tax Matters. Purchaser and Seller shall cooperate
              --------------------------
     fully, as and to the extent reasonably requested by the other party, in connection with any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Purchaser and Seller agree (i) to retain all books and records with respect to Tax matters relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Purchaser or Seller, as the case may be, shall allow the other party to take possession of such books and records.

     15.5.  Counterparts. This Agreement may be executed in counterparts, each
            ------------
of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     15.6.  Successors and Assigns; Beneficiaries.
            -------------------------------------

     (a) This Agreement shall bind and inure to the benefit of the parties named herein and their respective successors and assigns. Purchaser shall be entitled to assign its right and duties (in whole or in part) under this Agreement to one or more subsidiaries of Purchaser or an affiliate of Purchaser which subsidiary or affiliate is controlled, directly or indirectly, by Purchaser or such other arrangement, pursuant to a mutually acceptable agreement between Seller and Purchaser; provided, however, that Purchaser shall in all events remain liable hereunder. Except as provided in the foregoing sentence, no party may assign any rights, benefits, duties or obligations under this Agreement without the prior written consent of the other party. No third party shall be entitled to enforce any provision hereof; and no third party is intended to benefit from this Agreement.

     (b) Notwithstanding anything to the contrary in this Agreement, if Purchaser reasonably determines that the consummation of the transactions hereunder may adversely affect the status of Purchaser or its parent entity as a Real Estate Investment Trust ("REIT") under the Code, then Purchaser and Seller shall cooperate to achieve an alternative structure of the transactions provided for herein that would not adversely affect such REIT status, on mutually acceptable terms designed to provide Purchaser and Seller their respective obligations and benefits under this Agreement; provided, however, that if the parties cannot agree on an alternative structure, the transactions contemplated hereby shall be consummated as set forth in this Agreement. Purchaser agrees to provide Seller with its recommendation with respect to the resolution of the matters set forth in this Section 15.6 within two (2) weeks from the date hereof.

     15.7.  Entire Agreement. This Agreement, the Confidentiality Agreement, the
            ----------------
Nonsolicitation Agreement by and between Seller and Purchaser and the documents referred to herein contain the entire agreement and understanding among the parties with respect to the transactions contemplated hereby and supersede all other agreements, understandings and undertakings among the parties on the subject matter hereof.

     15.8.  Announcements. No announcement of the specific terms of this
            -------------
Agreement shall be made by any party without the written approval of the other party (which approval shall not be unreasonably withheld), except for filings required under the HSR Act and as otherwise required by applicable law.

     15.9.  Partial Invalidity. In the event that any provision of this
            ------------------
Agreement shall be held invalid or unenforceable by any court or competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

     15.10. Governing Law; Jurisdiction. This Agreement shall be interpreted in
            ---------------------------
accordance with the substantive laws of the State of Illinois applicable to contracts made and to be performed wholly within said state. Except as set forth in Section 15.11, all disputes, legal actions, suits and proceedings arising out of or relating to this Agreement shall be brought in a federal district or state court located in Chicago, Illinois. Each party hereby consents to the jurisdiction of the federal district or state court in Chicago, Illinois. Each party hereby irrevocably waives all claims of immunity from jurisdiction and any right to object on the basis that any dispute, action, suit or proceeding brought in the federal district or state court of Chicago, Illinois has been brought in an improper or inconvenient venue or forum.

     15.11. Disputes.
            --------

     (a) Seller and Purchaser mutually desire that friendly collaboration will develop between themselves. Accordingly, they shall try to resolve in a friendly manner all disagreements and misunderstandings connected with their respective rights and obligations under this Agreement, including any amendments hereof.

     (b) (i) To the extent that any misunderstanding or dispute cannot be resolved agreeably in a friendly manner, the dispute will be mediated by a mutually acceptable mediator to be chosen by Seller and Purchaser within forty-five (45) days after written notice by one of the parties demanding mediation. Neither party may unreasonably withhold consent to the selection of a mediator, however, by mutual agreement Seller and Purchaser may postpone mediation until each has completed specified but limited discovery with respect to a dispute. The parties may also agree to attempt some other form of alternative dispute resolution ("ADR") in lieu of mediation, including by way of example and without limitation, neutral fact-finding or a mini-trial.

          (ii) Any dispute which the parties cannot resolve through negotiation, mediation or other form of ADR within six (6) months of the date of the initial demand for it by one of the parties may then be submitted to the courts for resolution. The use of any ADR procedures will not be construed under the doctrine of laches, waiver or estoppel to affect adversely the rights of either party. Nothing in this Section 15.11 will prevent either party from resorting to judicial proceedings if (A) good faith efforts to resolve the dispute under these procedures have been unsuccessful or (B) interim relief from a court is necessary to prevent serious and irreparable injury to one party or to others.

     (c) Each of Purchaser and Seller shall bear their own respective costs of mediation or ADR but Purchaser and Seller agree to share the costs of the mediation or ADR equally.

     15.12. Further Assurances.
            ------------------

     (a) In case at any time after the Closing any further commercially reasonable action is necessary to carry out the purposes of this Agreement, each of the parties shall take such further commercially reasonable action (including the execution and delivery of such further instruments and documents) as the other party may reasonably request, all at the sole cost and expense of the requesting party.

     (b) Seller and Purchaser agree that as promptly as possible but in any event prior to Closing they shall negotiate in good faith the resolution of any issues with respect to or modification of this Agreement, regarding (i) transferring the Purchased Assets located in Canada, (ii) employee benefits and pension matters with respect to the Canadian Transferred Employees, (iii) the Owned Real Estate, Ground Leased Real Estate and Other Leased Real Estate located in Canada, (iv) any Canadian tax issues with respect to the transfer of the Canadian Purchased Assets, (v) any regulatory issues with respect to the transfer of the Purchased Assets in Canada, and (vi) any other similar matters regarding the transfer of the Canadian Purchased Assets. The resolution shall be documented in a separate agreement between Seller and Purchaser and shall be part of this Agreement as set forth therein.

     15.13. Other Rules of Construction. References in this Agreement to
            ---------------------------
sections, schedules, attachments and exhibits are to sections of, and schedules, attachments and exhibits to, this Agreement unless otherwise indicated. Words in the singular include the plural and in the plural include the singular. The word "including" shall mean including, without limitation. The Section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     15.14. Authorship. The parties hereto agree that the terms and language of
            ----------
this Agreement were the result of negotiations between the parties and, as a result, there shall be no

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

presumption that any ambiguities in this Agreement shall be resolved against either party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.


                               *       *       *

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by a duly authorized officer all as of the date first written above.

PINNACLE TOWERS INC.                                 MOTOROLA, INC.


By: _____________________________           By: _________________________
Its:_____________________________           Its:_________________________


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